Exhibit 99.3


American Water Works: RWE Acquisition
Shareholder Q&A


When will I get my $46 per share?

You will receive $46 per share shortly after the acquisition is complete. We expect it to take more than a year to close the transaction.


When will shareholders get to vote on the agreement?

A proxy statement and documents to be filed with the Securities and Exchange Commission (SEC) will be completed during the fourth quarter. At the time of the filing, a package of materials will be mailed to all shareholders of record. This package will contain a proxy card and instructions for a mail-in, telephonic and internet vote, and will also set a date, time and place for a shareholders' meeting.


Will I still be able to exercise the provisions of the shareholder rights plan?

Those rights applied in the event an acquisition of the company was attempted in a manner that excluded involvement of the company's Board of Directors in determining the company's value. This acquisition agreement was the result of negotiation and it has the approval of the Board of Directors. Therefore, we have provided that it will be excluded from the provisions of the shareholder rights plan that would result in the right to purchase additional shares.


What will happen to American Water Works stock if the transaction is not completed?

First, both companies are firmly committed to completing this transaction. However, until the closing date, as well as in the event that the transaction is not completed, American Water Works stock will remain publicly traded.


Can I still participate in the company's Dividend Reinvestment and Optional Stock Purchase plan?

No. That plan was suspended when the agreement was executed. Optional payments received by September 17, 2001 will be invested on that investment date. During the suspension of the plan, all cash dividends declared by the Company will be paid to plan participants and no further optional purchase payments will be accepted.


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Shareholder Q&A, page 2


Do I have to accept the $46 per share if I disagree that is a fair price?

No. Shareholders who vote against the adoption of the agreement and disagree with the per-share offer price may exercise their appraisal rights and seek a determination by the Delaware Court of Chancery as to the fair value of those shares. However, once having advised the company of their election to pursue this approach, the shareholder is entitled only to the per-share determination made by the court and is no longer entitled to the $46 per-share offer price.


Will the company's outstanding preferred stock also be redeemed at closing, and if so, at what price?

Before the transaction closes, the American Water Works 5% preferred stock issue will be redeemed for $25 per share, and the American Water Works 5% preference stock issue will be redeemed for $25.25 per share. Preferred stock of the company's subsidiaries will remain outstanding.


Will American Water Works suspend dividend payments, conduct a stock split, or otherwise change historical practices regarding its distribution of earnings while this transaction is being completed?

No. Provisions in the agreement allow the company to continue its past practices for payment of dividends and to grow those payments up to four cents per year during the time period anticipated for completion of the transaction. The agreement also allows for a "pro rata" stub period dividend, if the transaction does not close on a dividend record date.


Can stock be purchased in either Thames Water or RWE?

Common stock of Thames Water cannot be purchased since it is a subsidiary of RWE and is not publicly traded. Common stock of RWE is traded on European markets.


Will shareholders be routinely advised about the status of the transaction and regulatory approval process?

Yes. As a publicly traded company, American Water Works will continue to file financial statements and other documents required by the SEC and the New York Stock Exchange (NYSE). In addition to these public documents, news releases and other information will be made available about material events regarding the completion of this transaction.




Continued . . .


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Shareholder Q&A, page 3


What impact will the acquisition costs have on the earnings of American Water Works while the transaction is pending?

Costs incurred by American Water Works are not anticipated to have a significant impact on earnings during the period required to complete the transaction.


Will American Water's financial information continue to be made available to shareholders and the public?

Yes. Until the transaction closes, American Water Works will continue to file and make available public information required by the SEC and the NYSE. We will continue to conduct our business and our public information programs consistent with our past practices.


Why has American Water Works decided to sell the company?

For several years, American Water Works has pointed out the need to consolidate the water industry. This transaction advances that goal. Additionally, the transaction will reward shareholders for their investment and support of this company over the years. The transaction will also reward customers with expanded quality service through the worldwide experience of the larger organization. Associates who built this company, as well as those who continue to invest their professional expertise each day to deliver quality service, benefit by joining an organization with significant capital resources and international opportunities.

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Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.


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